UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM S-8
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

NOVUME SOLUTIONS, INC.
(Exact name of Registrant as specified in its charter)

Delaware	81-56266334
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification Number)

14420 Albemarle Point Place, Suite 200,
Chantilly, VA, 20151
 (Address of principal executive offices)

2017 EQUITY AWARD PLAN

NON-QUALIFIED STOCK OPTION GRANT AGREEMENTS, DATED SEPTEMBER 27, 2017, BY AND BETWEEN THE COMPANY AND STEVE ELLIS

NON-QUALIFIED STOCK OPTION GRANT AGREEMENTS, DATED SEPTEMBER 27, 2017, BY AND BETWEEN THE COMPANY AND ROBERT WEST
 (Full title of the plans)

Robert A. Berman, Chief Executive Officer
Novume Solutions, Inc.
14420 Albemarle Point Place, Suite 200,
Chantilly, VA, 20151
(703) 953-3838
(Name, address and telephone number of agent for service)

Copy to:

Morris F. DeFeo Jr., Esq. Crowell & Moring LLP 1001 Pennsylvania Ave NW Washington, DC 20004-2595 (202) 624-2925

Indicate by check mark whether the Registrant is a large accelerated filer, an accelerated filer or a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer”, “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act. (Check one):

Large accelerated filer	☐	Accelerated filer	☐

Non-accelerated filer	☐ (Do not check if a smaller reporting company)	Smaller reporting company	☒

Emerging growth company ☐

CALCULATION OF REGISTRATION FEE

Title of Securities to Be Registered	Amount to Be Registered (1)	Proposed Maximum Offering Price Per Share	Proposed Maximum Aggregate Offering Price	Amount of Registration Fee
Common Stock, par value $0.0001 per share	3,000,000(2)	$1.78(3)	$5,340,000	$664.83
Common Stock, par value $0.0001 per share	10,000(4)	$3.60(5)	$36,000	$4.48
Common Stock, par value $0.0001 per share	5,000(4)	$3.00(5)	$15,000	$1.88
Common Stock, par value $0.0001 per share	10,000(4)	$1.80(5)	$18,000	$2.24
Total	3,025,000		$5,409,000	$673.43

(1) Pursuant to Rule 416(a) under the Securities Act of 1933, as amended, this Registration Statement shall also cover any additional shares of the common stock, par value $0.0001 per share (“Common Stock”), of Novume Solutions, Inc., a Delaware corporation that become issuable in respect of the securities identified in the above table by reason of any stock dividend, stock split, recapitalization, or other similar transaction effected without the Company’s receipt of consideration which results in an increase in the number of the outstanding shares of Common Stock.

(2) Represents 3,000,000 shares of Common Stock reserved for issuance upon the vesting and/or exercise, as applicable, of stock-based awards granted or to be granted, from time to time, to participants under the 2017 Equity Award Plan of Novume Solutions, Inc

(3) Estimated solely for the purpose of calculating the registration fee. Such estimate is calculated pursuant to Rules457(c) and 457(h)under the Securities Act of 1933, as amended, based on the averageof the high and low prices ($1.51 and $2.05, respectively) ofCommon Stock on the OTCQX Best Marketof the OTC Markets Group, Inc. (the “OTCQX”) on October 2, 2017.

(4) Represents shares of Common Stock reserved for issuance upon the exercise ofoutstanding options to purchase shares of Common Stock issued tothe holders thereof .

(5) Pursuant to Section 457(g) under the Securities Act of 1933, as amended,represents the per-share exercise price of the applicable optionsto purchase shares of Common Stock.

Explanatory Note

This registration statement on Form S-8 (“Registration Statement”) of Novume Solutions, Inc., a Delaware corporation (“Novume” or, the “Company”), relates to the registration of 3,000,000 shares of the Company’s common stock, par value $0.0001 per share (“Common Stock”), issuable upon the vesting and/or exercise, as applicable, of stock-based awards (“Awards”) granted or to be granted, from time to time, to participants under our 2017 Equity Award Plan (the “2017 Plan”), including 902,074 shares (the “Shares”) of our Common Stock which may be reoffered and/or resold by the individuals (the “Selling Securityholders”) listed under the Selling Securityholder section of the re-offer prospectus (the “Reoffer Prospectus”), upon the vesting (if applicable) and proper exercise of options to purchase shares of our Common Stock (“Novume Options”) granted to such Selling Securityholders under the 2017 Plan. This Registration Statement also includes 25,000 shares of Common Stock issuable upon the exercise of Novume Options granted to two holders not under the 2017 Plan, as described below.

The Registration Statement is being filed subsequent to certain merger transactions (collectively, the “Mergers”) completed by us on August 28, 2017, in part in order to register a portion of the merger consideration (the “Merger Consideration”) under the Securities Act of 1933, as amended (the "Securities Act"). The Mergers were completed in accordance with the Second Amended and Restated Agreement and Plan of Merger dated as of July 12, 2017 (the “Merger Agreement”), by and among the Company, KeyStone Merger Sub, LLC, a Delaware limited liability company (“KeyStone”), KeyStone Solutions, Inc., a Delaware corporation (“KSI”), Brekford Traffic Safety, Inc., a Delaware limited liability company (“Brekford”) and Brekford Merger Sub, Inc., a Delaware limited liability company (“Brekford Merger Sub”). KSI merged with and into KeyStone, our wholly-owned subsidiary. KeyStone survived the merger and changed its name to “KeyStone Solutions, LLC”. Our other wholly-owned subsidiary, Brekford Merger Sub, merged with and into Brekford; Brekford survived that merger. As a result of the Mergers, Novume became the parent company of KeyStone and Brekford. Novume also became the indirect parent of KSI’s former subsidiaries, which are now housed under KeyStone and whose operations comprise a significant portion of Novume’s business, as more fully discussed herein. As Merger Consideration, the pre-merger holders of options to purchase shares of the common stock, par value $0.0001 per share, of KSI (“KSI Options”) originally granted to such holders under KSI’s 2016 Equity Award Plan (the “KSI 2016 Plan”) received Novume Options under the 2017 Plan; and the pre-merger holders of options to purchase shares of the common stock, par value $0.0001 per share, of Brekford (“Brekford Options”) originally granted to such holders under Brekford’s 2008 Stock Incentive Plan (the “Brekford 2008 Plan”) received Novume Options under the 2017 Plan; provided, that, two holders who do not currently provide services to Novume received Novume Options issued outside of the Plan, pursuant to five Non-Qualified Stock Option Grant Agreements, each dated as of September 27, 2017. In total, we granted Novume Options under the 2017 Plan with an aggregate of 1,049,315 underlying shares of our Common Stock in consideration for the Mergers. Since the closing of the Mergers, we have granted Novume Options to purchase 223,094 shares of Common Stock not in connection with the Mergers.

The Selling Securityholders include such persons who, prior to the Mergers, were named executive officers, directors or significant employees of KSI or Brekford. Several of these persons are now officers or directors of Novume and/or our subsidiaries. The Selling Securityholders also include additional persons who are now our named executive officers and directors, but who were not affiliated with KSI or Brekford.

Section 10(a) Prospectus: Items 1 and 2 of Part I of this Registration Statement, and the documents incorporated by reference pursuant to Part II, Item 3 of this Registration Statement, constitute a prospectus that meets the requirements of Section 10(a) of the Securities Act.

Reoffer Prospectus: The material that follows Item 2, up to but not including Part II of this Registration Statement, of which the Reoffer Prospectus is a part, constitutes a “reoffer prospectus,” prepared in accordance with the requirements of Part I of Form S-3 under the Securities Act. Pursuant to Instruction C of Form S-8, the Reoffer Prospectus may be used for reoffers or resales of Shares by the Selling Securityholders that may be deemed “control securities” under the Securities Act. The Reoffer Prospectus does not contain all of the information included in this Registration Statement, certain items of which are contained in exhibits to this Registration Statement as permitted by the rules and regulations of the Securities and Exchange Commission (the “SEC”). Statements contained in the Reoffer Prospectus as to the contents of any agreement, instrument or other document referred to are not necessarily complete. With respect to each such agreement, instrument or other document filed as an exhibit to this Registration Statement, we refer you to the exhibit for a more complete description of the matter involved, and each such statement shall be deemed qualified in its entirety by this reference.

Part I

INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

Item 1. Plan Information.*

Item 2. Registrant Information and Employee Plan Annual Information.*

* Information required by Part I omitted from this Registration Statement in accordance with Rule 428 under the Securities Act, and the “Note” and instructions to Part I of Form S-8.

REOFFER PROSPECTUS

927,074 Shares of Common Stock

This reoffer prospectus (“Reoffer Prospectus”) relates to the reoffer and resale of up to 927,074 shares (the “Shares”) of common stock, par value $0.0001 per share (“Common Stock”), of Novume Solutions, Inc., a Delaware corporation (“we”, “us”, our”, “Novume” or the “Company”), from time to time, upon the vesting (if applicable) and proper exercise of options to purchase shares of Common Stock (“Novume Options”) granted to certain holders (the “Selling Securityholders”).  All but two Selling Securityholders received their Novume Options under our 2017 Equity Award Plan (the “2017 Plan”), as described below under the section entitled “Selling Security Holders.”

Certain of the Selling Securityholders, as identified below, received their Novume Options in connection with merger transactions (the “Mergers”) completed by the Company on August 28, 2017, in accordance with the Second Amended and Restated Agreement and Plan of Merger dated as of July 12, 2017 (the “Merger Agreement”), by and among the Company, KeyStone Merger Sub, LLC, a Delaware limited liability company (“KeyStone”), KeyStone Solutions, Inc., a Delaware corporation (“KSI”), Brekford Traffic Safety, Inc., a Delaware limited liability company (“Brekford”) and Brekford Merger Sub, Inc., a Delaware limited liability company (“Brekford Merger Sub”). KSI merged with and into KeyStone, our wholly-owned subsidiary. KeyStone survived the merger and changed its name to “KeyStone Solutions, LLC”. Our other wholly-owned subsidiary, Brekford Merger Sub, merged with and into Brekford; Brekford survived that merger. As a result of the Mergers, Novume became the parent company of KeyStone and Brekford. Novume also became the indirect parent company of AOC Key Solutions, Firestorm (as defined herein) and Novume Media. As merger consideration, the pre-merger holders of options to purchase shares of the common stock, par value $0.0001 per share, of KSI (“KSI Options”) originally granted to such holders under KSI’s 2016 Equity Award Plan (the “KSI 2016 Plan”) received Novume Options under our 2017 Plan. Similarly, the pre-merger holders of options to purchase shares of the common stock, par value $0.0001 per share, of Brekford (“Brekford Options”) originally granted to such holders under Brekford’s 2008 Stock Incentive Plan (the “Brekford 2008 Plan”) received Novume Options under our 2017 Plan; provided, that, two such holders who do not currently provide services to Novume received their Novume Options outside of the 2017 Plan, pursuant to certain Non-Qualified Stock Option Grant Agreements dated as of September 27, 2017. Therefore, the Novume Options comprise a portion of the merger consideration (the “Merger Consideration”) under the Merger Agreement. In total, we granted Novume Options under the 2017 Plan with an aggregate of 1,049,315 underlying shares of our Common Stock in consideration for the Mergers. Since the closing of the Mergers, we have granted Novume Options to purchase 223,094 shares of Common Stock not in connection with the Mergers.

The Selling Securityholders include such persons who, prior to the Mergers, were named executive officers, directors or significant employees of KSI or Brekford. Several of these persons are now officers or directors of Novume and/or our subsidiaries. The Selling Securityholders also include additional persons who are now our named executive officers and directors, but who were not affiliated with KSI or Brekford.

We are not selling any shares of Common Stock under this Reoffer Prospectus, and we will not receive any of the proceeds from the sale of the Shares. We will pay all fees and expenses incurred in connection with the registration of the Shares offered by this Reoffer Prospectus, and we will pay any brokerage or underwriting commissions or discounts or other expenses relating to the sale of the Shares.  The payments of such expenses and other costs will be deemed as income to the Selling Securityholders.

This Reoffer Prospectus has been prepared for the purpose of allowing for future sales by the Selling Securityholders, on a continuous or delayed basis, to the public. The registration of the Shares does not necessarily mean that the Selling Securityholders will offer or sell their respective shares. Each Selling Securityholder that sells Shares pursuant to this Reoffer Prospectus may be deemed to be an “underwriter” within the meaning of the Securities Act. Any commissions received by a broker or dealer in connection with resales of shares may be deemed to be underwriting commissions or discounts under the Securities Act. Other Selling Securityholders may elect to sell shares of Common Stock under this Reoffer Prospectus as they receive them from time to time in the future; additionally, the Selling Securityholders described below under the section entitled “Selling Security Holders” may receive additional shares of Common Stock from time to time in the future and elect to sell the additional shares of Common Stock under this Reoffer Prospectus as they receive them. As the amounts of shares of Common Stock to be reoffered, and names of other affiliate Selling Securityholders become known to us, we will supplement this Reoffer Prospectus with that information. Any securities covered by this Reoffer Prospectus which qualify for sale pursuant to Rule 144 as promulgated under the Securities Act (“Rule 144”) may be sold under Rule 144 rather than pursuant to this Reoffer Prospectus. See “Selling Securityholders” beginning on page 10.

You should carefully read this Reoffer Prospectus, including the information it incorporates by reference, and any accompanying prospectus supplement before making a decision to purchase shares of Common Stock from the Selling Securityholders. The Selling Securityholders may sell the Shares covered by this Reoffer Prospectus through various means, including directly or indirectly to purchasers, in one or more transactions on the OTCQX Best Market of the OTC Markets Group, Inc. (the “OTCQX”) or any stock exchange or stock market on which the Shares are traded at the time of sale, in privately negotiated transactions, or through a combination of these methods. These sales may be at fixed prices, which may change, at market prices available at the time of sale, at prices based on the available market price at the time of sale, or at negotiated prices. If the Shares are sold through underwriters, broker-dealers or agents, these parties may be compensated for their services in the form of discounts or commissions, which is deemed to be “underwriting commissions.” If required, the names of any underwriter(s), applicable commissions or discounts, and any other required information with respect to any particular sales will be disclosed in an accompanying prospectus supplement. For additional information on the Selling Securityholders’ possible methods of sale, you should refer to the section in this Reoffer Prospectus entitled “Plan of Distribution” beginning on page 12.

Our Common Stock is quoted on the OTCQX under the symbol “NVMM”. The last reported sale price on October 5, 2017 was $2.20 per share of Common Stock.

Investing in our Common Stock involves a high degree of risk. Before you make your investment decision, please read carefully the “RISK FACTORS” section beginning on page 4, where specific risks associated with these securities are described.

____________________

Neither the Securities and Exchange Commission (the “SEC”) nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of the disclosures in this prospectus. Any representation to the contrary is a criminal offense.

This Reoffer Prospectus does not constitute an offer to sell securities in any state to any person to whom it is unlawful to make such offer in such state.

The date of this prospectus is October 6, 2017.

You should rely only on the information incorporated by reference or contained in this Reoffer Prospectus. Neither we nor the Selling Securityholders have authorized any other person to provide you with information that is different from that contained in this Reoffer Prospectus. If anyone provides you with different or inconsistent information, you should not rely on it. The Selling Securityholders are offering to sell and seeking offers to buy our Common Stock only in jurisdictions where such offers and sales are permitted. You should assume that the information appearing in this Reoffer Prospectus is accurate only as of the date set forth on the front cover hereof, regardless of the time of delivery hereof or of any sale of our Common Stock hereunder. You should read this Reoffer Prospectus together with the additional information described under “Where You Can Find More Information” and “Information Incorporated by Reference.”  Information contained on our website, or any other website operated by us, is not part of this Reoffer Prospectus.

This Reoffer Prospectus may be supplemented from time to time to add, update or change information.  To the extent that a statement contained in a prospectus supplement modifies or supersedes any statement contained in this Reoffer Prospectus, it will be deemed to be modified or superseded for purposes of this Reoffer Prospectus and  will be deemed to constitute a part of this Reoffer Prospectus only as so modified. Any statement so superseded will be deemed not to constitute a part of this Reoffer Prospectus.

i

SUMMARY

This summary highlights important information about our business and about this reoffering. It does not include all information that is important to you in making a decision to purchase shares of common stock. For a more complete understanding of our business and the reoffering, you should read this entire reoffer prospectus, including the section entitled “Risk Factors” herein, our consolidated financial statements and the related notes thereto incorporated by reference into this Reoffer Prospectus, and all information incorporated by reference in this Reoffer Prospectus.

OUR COMPANY

Overview

Novume Solutions, Inc. is a holding company focused on acquiring, creating and managing firms that aggregate highly-specialized, difficult-to-find talent and have the scale and mass to deploy these resources quickly and efficiently.  We operate through our direct and indirect subsidiaries, each of which is described below.

KeyStone Solutions, LLC – KeyStone is a wholly-owned subsidiary of Novume and the successor to KSI. KSI was formed in March 2016 as a holding company for professional services companies supporting the government contracting (“GovCon”) industry. KSI was originally formed through a corporate reorganization of AOC Key Solutions, Inc., a Delaware corporation (“AOC Key Solutions”), which, as a result, became a wholly-owned subsidiary of KSI. On January 25, 2017 KSI acquired Firestorm Solutions, LLC, a Delaware limited liability company, and Firestorm Franchising, LLC, a Georgia limited liability company (together, “Firestorm”). On August 28, 2017, KeyStone merged with KSI and KSI ceased to exist. The operations of KeyStone are currently conducted by and through KeyStone’s subsidiaries: AOC Key Solutions, Firestorm, and Novume Media, Inc. (“Novume Media”), the last of which was formed in Delaware on December 28, 2016 and became operational, as described below, around late February 2017.

AOC Key Solutions – AOC Key Solutions is a wholly-owned subsidiary of Keystone. AOC Key Solutions is a business development and consulting firm that assists government contractors in many aspects of their business. Its primary services cover all aspects of the government procurement process, including identifying individual and teaming opportunities, understanding and meeting qualification standards, team development and coordination and proposal strategy and development. It also helps commercially focused firms gain entry into the government contracting market for the first time. Since commencing operations in 1983, AOC Key Solutions has assisted clients in winning over approximately $150 billion of government contract awards.

A guiding objective of AOC Key Solutions is to perform in a manner that improves outcomes for all stakeholders, working in a way that increases the efficiency and effectiveness of both the government and the companies who are in, or seek to enter, the government contracting market. In this way, AOC Key Solutions seeks to help contractors achieve positive societal contributions as well as success measured by profits and return on investment.

AOC Key Solutions provides comprehensive support for their clients prior to and after winning government contracts. It identifies winnable government contracts for clients and provides teaming support to help them identify qualified teaming opportunities from its large database of government contractors. Next, AOC Key Solutions helps its clients develop the strategy and plan to win the contracts, implement and execute their strategy and plan, and prepare a compliant, compelling and winning proposal. For more than 30 years AOC Key Solutions has provided market intelligence, proposal, capture, advisory and teaming support and other important services to Fortune 50 companies and small businesses alike.

Novume’s strategy for AOC Key Solutions includes diversifying its services offerings within the GovCon market while increasing sustainable revenues. This is expected to involve adding both vertical and horizontal capabilities by acquiring GovCon service providers through a disciplined acquisition strategy.

Firestorm – Firestorm Solutions, LLC and Firestorm Franchising, LLC are wholy-woned subsidiaries of Firestorm Holdings, LLC which is a wholly-owned subsidiary of Keystone. Firestorm is a nationally recognized leader in crisis management, crisis communications, emergency response, and business continuity. It provides predictive intelligence and other emergency, crisis and disaster preparedness initiatives, such as workplace violence prevention, cyber-breach response and communicable illness/pandemic planning. Firestorm is focused on prevention in addition to planning and response initiatives. For example, Firestorm has developed a behavioral risk and threat assessment program, referred to as BERTHA®, which positions organizations to prevent violence from occurring through the delivery of awareness training, anonymous reporting and predictive intelligence programs that enable the identification of warning signs that may be exhibited by individuals long before they are on a path to violence.

By educating others on emerging threats and strategies to combat those threats, Firestorm increases awareness of its initiatives through the deployment of no-fee webinars, stress tests, and blog articles that include analyses by members of its highly-credentialed Expert Council as well as other social media. Firestorm partners with industry associations and aggregators to deliver meaningful risk mitigation strategies and education. It serves clients ranging from some of the world’s largest global companies to public and private entities across all sectors. Firestorm offers services to federal contractors that enhance their ability to manage risk and respond to adverse events, thereby minimizing financial, legal and regulatory impacts and protecting their human resources, brand and reputation for responsibility and citizenship.

Novume Media – Novume Media Inc. is a wholly-owned subsidiary of Keystone. Through Novume Media, Novume is fostering communication and knowledge transfer by constructing a “bridge” across which efficiencies and best practices will be shared between the private sector and government, benefiting government, industry and the taxpayer. Novume Media produces The Bridge — a weekly 30-minute program featuring panel discussions and interviews with leaders from the government, business, academia and associations. The show premiered on April 2, 2017 in the Washington, DC market. Topics have included: innovating for government; impact of the Trump administration on the FY2018 federal budget; improving government-industry cooperation; infrastructure privatization and modernization; dealing with cyber threats; and procurement reform.

Brekford Traffic Safety, Inc. – Brekford is a wholly-owned subsidiary of Novume. Brekford assists government agencies in their mission to reduce deaths and accidents on public roadways. Traffic safety is a major concern for most communities, yet there is continual pressure on the budgets of state, local and federal government agencies and other public safety providers. Since 2010, Brekford has provided full turnkey automated traffic safety enforcement (“ATSE”) programs, offering a variety of technologies and processing capabilities. These include red light, speed, and distracted driving camera systems that enable law enforcement agencies to better address traffic safety concerns while freeing highly trained personnel to attend to more critical safety and crime prevention activities. ATSE systems have been shown to be effective at reducing vehicle speeds and intersection crashes. Brekford’s ATSE systems contain one or more motor vehicle sensors that produce recorded images of motor vehicles traveling at speeds above a defined threshold, passing through a red light, or where the driver is illegally using a handheld device. Images captured by the camera are processed and reviewed in a secure facility using a proprietary web-based citation management system, and violation notices are mailed to the registered owner of the identified vehicle. Revenue generated from these violator-funded programs reduces the tax burden on the community, and can be allocated to other public safety initiatives.

Until recently, Brekford also operated within the law enforcement and public safety industry providing vehicle upfitting and technology services to state, local, and federal agencies. On February 28, 2017, Brekford sold 80.1% of its vehicle services business to LB&B Associates, Inc., a nationally recognized government service provider. Brekford continues to own a 19.9% share of this business, which now operates as Global Public Safety, LLC. Brekford intends to assist in providing strategic and tactical advice to the new owners, who intend to grow the business nationally.

The majority of Brekford’s sales are to government agencies whose operating budgets, while historically stable, are dependent on national and local economic conditions. Brekford’s programs offer these agencies much needed traffic safety services, without an impact to operating budgets. In fact, in most cases, agencies experience a net positive revenue stream from these programs. The ATSE industry has experienced substantial growth in recent years and there is intense competition from a handful of competitor companies. A lack of national standards is both a challenge and an opportunity. Brekford provides distinctive modern technology, and its size, strategy, and low-cost structure allow it to bid on projects for smaller to medium sized municipalities, which collectively constitute the majority of installation opportunities within the U.S.

Global Technical Services, Inc. (“GTS”) and Global Contract Professionals, Inc. (“GCP” and, together with GTS, “Global”) – GTS and GCP are wholly-owned subsidiaries of Novume. Both companies specialize in providing the Department of Defense and the aerospace industry with experienced specialized contract personnel, temp-to-hire professionals, direct hires, and temporary or seasonal hires. Global can support any type of aerospace client and meet virtually any type of staffing need from maintenance and repair operations (MRO) to fixed-base operators (FBO) to manufacturing. Global’s employees have worked on projects that include: the pylon project for the 747 that carried the space shuttle; the F-35 Joint Strike Fighter; the Bell Tiltrotor; and overhaul and maintenance programs for commercial, military and private aircraft.

GTS specializes in providing it clients with experienced maintenance and modification specialists. Some of the technical positions GTS routinely fills include aircraft painters, aircraft planners, assembly technicians, cabinetry specialists, electrical technicians, FAA certified airframe and power plant mechanics, FAA certified avionic technicians, heavy structures mechanics, licensed aircraft inspectors, interior specialists, sheet metal fabrication technicians, machinists and upholstery specialists.

GCP has been instrumental in placing highly-skilled technical professionals in some of the world’s most prestigious engineering firms and government facilities for over 20 years. GCP’s history working with commercial and military programs at major manufacturers and defense contractors has made it a routine top-performer in engineering staffing. GCP has the ability to provide highly-competent and responsive resources for customers during peak periods of production. Some of the professional positions GTS routinely fills include avionics engineers, budget/financial analysts, contract administrators, cost schedule analysts, electrical systems engineers, embedded software engineers, flight test engineers, industrial engineers, business development managers, manufacturing engineers, operations engineers and simulation engineers.

Corporate Information

Novume Solutions, Inc. was formed as a Delaware corporation in February 6, 2017. Novume was formed for the purpose of facilitating the business combination of Brekford and KSI through the Mergers, and continuing thereafter to execute our business strategy of acquiring, creating and managing firms that aggregate highly-specialized, difficult-to-find talent and have the scale and mass to deploy these resources quickly and efficiently.

Novume became the parent company of KeyStone and Brekford upon consummation of the Mergers on August 28, 2017. As a result of the Mergers, Novume also became the indirect parent company of AOC Key Solutions, Firestorm and Novume Media. On October 1, 2017, Novume expanded once again. We acquired Global upon completion of certain merger transactions (the “Global Mergers”) pursuant to that certain Agreement and Plan of Merger by and among Novume, Global Technical Services Merger Sub, Inc., a Delaware corporation and a wholly owned subsidiary of Novume (“GTS Merger Sub”), Global Contract Professionals Merger Sub, Inc., a Delaware corporation and a wholly owned subsidiary of Novume (“GCP Merger Sub”), GTS, GCP, and the sole stockholder of GTS and GCP. As a result of the Global Mergers, we became the parent company of each of GTS and GCB, and each of GTS Merger Sub and GCP Merger Sub was merged out of existence.

The corporate history of Novume, however, began with the formation AOC Key Solutions. AOC Key Solutions was formed in 1983 and has operated since that time as a consulting firm specializing in proposal development, capture, and market strategy services for government contractors. Through a corporate reorganization of AOC Key Solutions in March 2016, KSI was formed and became its parent company. The purpose was to enable KSI, as a holding company for one or more subsidiaries, to expand in the government contracting outsourced services business through both organic growth and strategic acquisitions. AOC Key Solutions remained KSI’s principal subsidiary until the acquisition of Firestorm on January 25, 2017. KSI acquired Firestorm through the purchase of 100% of the membership interests of each of Firestorm Franchising, LLC and Firestorm Solutions, LLC, from the then holders of such membership interests. The Mergers and the Global Mergers represent the continued expansion of the combined entities now under the Novume brand. Additionally, Novume formed Novume Media in December 2016, though the entity was not operational until on or around February 2017.

Our principal executive offices are located at 14420 Albemarle Point Place, Suite 200, Chantilly, VA 20151. Our telephone number is (703) 953-3838 and our web site is www.novume.com. We have not incorporated the information on our website by reference into this Reoffer Prospectus, and you should not consider it to be part of this Reoffer Prospectus.

NOTE REGARDING FORWARD-LOOKING STATEMENTS

In addition to historical information, this Reoffer Prospectus and the documents incorporated by reference in this Reoffer Prospectus contain “forward-looking statements” within the meaning and protections of Section 27A of the Securities Act and Section 21E of the Securities Exchange Act of 1934, as amended (the “Exchange Act”). These forward-looking statements are based on our management’s beliefs and assumptions and on information currently available to our management. They include statements with respect to our beliefs, plans, objectives, goals, expectations, anticipations, assumptions, estimates, intentions, and future performance, and involve known and unknown risks, uncertainties and other factors, which may be beyond our control, and which may cause our actual results, performance or achievements to be materially different from future results, performance or achievements expressed or implied by such forward-looking statements. All statements other than statements of historical fact are statements that could be forward-looking statements. You can identify these forward-looking statements through the use of words such as “may,” “will,” “anticipate,” “assume,” “should,” “indicate,” “would,” “believe,” “contemplate,” “expect,” “estimate,” “continue,” “plan,” “project,” “could,” “intend,” “target” and other similar words and expressions. Although we believe that we have a reasonable basis for each forward-looking statement contained and incorporated by reference included in this Reoffer Prospectus, we caution you that these statements are based on projections of the future that are subject to risks, uncertainties and other factors that could cause actual results and the timing of certain events to differ materially from future results expressed or implied by such forward-looking statements. These forward-looking statements may not be realized due to a variety of factors, including, without limitation:

● history of incurring losses in some subsidiaries;

● difficulties in remaining competitive in the markets the companies serve;

● the effects of future economic, business and market conditions;

● difficulties in successfully managing subsidiary businesses;

● difficulties in achieving cost savings, operating efficiencies and new revenue opportunities as a result of the Mergers and future acquisitions, and the incurrence of unforeseen costs and expenses;

● the uncertain effects of the Mergers and future acquisitions on relationships with customers, employees and suppliers;

● consolidation in the industries served by our subsidiaries;

● limitations on subsidiaries’ ability to continue to develop, manufacture and market innovative and useful products and services;

● Novume’s failure to realize anticipated benefits from other acquisitions or the possibility that such acquisitions could adversely affect Novume, and risks relating to the prospects for future acquisitions;

● the loss of key employees and the ability to retain and attract key personnel, including technical and managerial personnel;

● quarterly and annual fluctuations in results of operations;

● the inability to make necessary investments in research and development;

● failure to properly protect and enforce intellectual property rights and proprietary technologies;

● costs associated with potential intellectual property infringement claims asserted by a third party;

● subsidiaries’ exposure to product liability claims resulting from the use of their products;

● the loss of one or more of significant customers, or the diminished demand for subsidiaries’ products or services;

● dependence on contract services and manufacturing and outsourced supply chain, as well as the costs of materials for subsidiaries’ products;

● the effects of war, terrorism, natural disasters or other catastrophic events; and

● other risks and uncertainties, including those listed under the heading “Risk Factors” in this information statement/prospectus.

Given these uncertainties, prospective investors are cautioned not to place undue reliance on forward-looking statements. All forward-looking statements contained or incorporated by reference herein are expressly qualified in their entirety by this cautionary statement. You are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date of this Reoffer Prospectus. Except to the extent required by applicable laws and regulations, we undertake no obligation to update these forward-looking statements to reflect events or circumstances after the date of this Reoffer Prospectus or to reflect the occurrence of unanticipated events.

RISK FACTORS

An investment in our securities involves a high degree of risk. You should consider carefully the following risk factors and other information in this Reoffer Prospectus relating to investments in our Common Stock, including the risks, uncertainties and assumptions discussed in the prospectus filed on August 4, 2017 pursuant to Rule 424(b) under the Securities Act relating to the Registration Statement on Form S-4, as amended (Registration No. 333-216014), all of which are incorporated herein by reference and may be amended, supplemented or superseded from time to time by other reports we file with the SEC in the future. Any prospectus supplement applicable to an offering of our securities will contain a discussion of the risks applicable to an investment in our securities. Prior to making a decision about investing in our securities, you should carefully consider the specific factors discussed under the heading “Risk Factors” in the applicable prospectus supplement, together with all of the other information contained or incorporated by reference in the prospectus supplement or appearing or incorporated by reference in this Reoffer Prospectus. The risks and uncertainties we have described are not the only ones we face. Additional risks and uncertainties not presently known to us or that we currently deem immaterial may also affect our operations. Our business, financial condition or results of operations could be materially adversely affected by any of these risks. The trading price of our securities could decline due to any of these risks, and you may lose all or part of your investment. This Reoffer Prospectus and the incorporated documents also contain forward-looking statements that involve risks and uncertainties. Our actual results could differ materially from those anticipated in these forward-looking statements as a result of certain factors, including the risks mentioned elsewhere in this Reoffer Prospectus.

Novume may fail to realize the anticipated benefits of the Mergers or the Global Mergers.

The Mergers and the Global Mergers, and the prior acquisitions by KSI, involve the integration of companies that have previously operated independently. There can be no assurance that Novume will not encounter significant difficulties in integrating these independent operations or that the benefits expected from such integration will be realized. In addition, the achievement of the benefits expected from such integration will require Novume to incur significant costs. The incurrence of any such costs, as well as any unexpected costs or delays, in connection with such integration, could have a material adverse effect on Novume’s business, operating results or financial condition.

Novume is a holding company, has no direct operations. Novume’s subsidiaries generate the majority of the organization’s revenue and profit.

Novume was formed in February 2017 as a holding company. It has no current business operations of its own. Its significant assets reside within its direct and indirect subsidiaries, including Brekford, AOC Key Solutions, Firestorm, Novume Media and Global. The need by these companies to retain funds to meet their financial obligations, or other restrictions on their ability to fund Novume, may limit Novume’s access to funds and restrict Novume’s ability to meet its dividend, redemption and liquidation obligations in respect of Novume’s Series A Cumulative Convertible Redeemable Preferred Stock and Series B Cumulative Convertible Redeemable Preferred Stock, and to pursue its acquisition strategy or other strategic objectives.

The success of Novume’s business depends, in part, on the continued services of certain key personnel.

The success of Novume’s business depends, in part, on the continued services of certain members of its management. In particular, the loss of the services of any of Robert A. Berman as Chief Executive Officer and director of Novume, Harry Rhulen as president of Novume, Richard Nathan as Chief Operating Officer and director of Novume, Suzanne Loughlin as Chief Administrative Officer and General Counsel of Novume, Carl Kumpf as Chief Financial Officer of Novume, Riaz Latifullah as Executive Vice President of Corporate Development of Novume, James McCarthy as Chair of the Novume Board and Chief Strategy Officer of KeyStone, Rodney Hillman as President/Chief Operating Officer of Brekford, or Kenny Boner as President of Global Technical Services, Inc. and Global Contract Professionals, Inc., could have a material adverse effect on the business, results of operations, and financial condition of Novume.

Certain of Novume’s stockholders control a significant number of shares of our Common Stock, and they may have effective control over actions requiring stockholder approval.

Novume’s directors, executive officers and principal stockholders, and their respective affiliates, beneficially own the majority of the outstanding shares of our Common Stock. Notably, Mr. Robert Berman, the CEO of KeyStone and Novume, has options to purchase a significant portion of our Common Stock. As a result, these stockholders, acting together, may have the ability to control the outcome of matters submitted to our stockholders for approval, including the election of directors and any merger, consolidation or sale of all or substantially all of our assets. In addition, these stockholders, acting together, have the ability to control the management and affairs of Novume. To the extent Mr. Berman exercises his options, his ability to control the foregoing may increase substantially. Accordingly, this concentration of ownership might harm the market price of our Common Stock, warrants and/or shares of preferred stock by:

● delaying, deferring or preventing a change in corporate control;

● impeding a merger, consolidation, takeover or other business combination involving Novume; or

● discouraging a potential acquirer from making a tender offer or otherwise attempting to obtain control of Novume.

Novume is subject to the Sarbanes-Oxley Act and is required to maintain effective internal controls over financial reporting, and if we do not do not comply with the requirements of the Sarbanes-Oxley Act our business and stock price could be adversely affected.

Section 404 of the Sarbanes-Oxley Act of 2002 currently requires public registrants to evaluate the effectiveness of their internal controls over financial reporting at the end of each fiscal year and to include a management report assessing the effectiveness of its internal control over financial reporting in all annual reports. In connection with the audit of KSI’s consolidated financial statements for the years ended December 31, 2016 and 2015, KSI’s management concluded that it had material weaknesses in its internal control because KSI did not currently have adequately designed internal controls to ensure the timely preparation and review of the accounting for certain complex, non-routine transactions by those with appropriate technical expertise, which was necessary to provide reasonable assurance that its consolidated financial statements and related disclosures would be prepared in accordance with GAAP. In addition, KSI did not have adequately designed and documented financial close and management review controls to properly detect and prevent certain accounting errors and omitted disclosures in the footnotes to the consolidated financial statements. Novume’s management is implementing a plan to remediate these material weaknesses but there is no assurance that such plans, when enacted, will be successful.

As defined in the Standards of the Public Company Accounting Oversight Board, a material weakness is a deficiency, or a combination of deficiencies, in internal control over financial reporting, such that there is a reasonable possibility that a material misstatement of the registrant’s annual or interim consolidated financial statements will not be prevented or detected on a timely basis. Novume is a smaller reporting company and therefore is exempt from the auditor attestation requirement over its internal control over financial reporting; however, to the extent we do not qualify as a non-accelerated filer or smaller reporting company in subsequent fiscal years, we will be subject to the auditor attestation requirement under Section 404(b) of the Sarbanes-Oxley Act. In such an event, we may not be able to complete the work required for such attestation on a timely basis and, even if it timely completes such requirements, our independent registered public accounting firm may still conclude that our internal controls over financial reporting are not effective.

Our management does not expect that Novume’s internal controls over financial reporting will prevent all errors and all fraud. A control system, no matter how well designed and operated, can provide only reasonable, not absolute, assurance that the control system’s objectives will be met. Further, the design of a control system must reflect the fact that there are resource constraints, and the benefits of controls must be considered relative to their costs. Because of the inherent limitations in all control systems, no evaluation of controls can provide absolute assurance that all control issues and instances of fraud, if any, have been or will be detected. These inherent limitations include the realities that judgments in decision-making can be faulty and that breakdowns can occur because of simple errors or mistakes. Controls can also be circumvented by the individual acts of some persons, by collusion of two or more people, or by management override of the controls. The design of any system of controls is based in part on certain assumptions about the likelihood of future events, and we cannot assure you that any design will succeed in achieving its stated goals under all potential future conditions. Over time, Novume’s controls may become inadequate because of changes in conditions or deterioration in the degree of compliance with policies or procedures. Because of the inherent limitations in a cost-effective control system, misstatements due to error or fraud may occur and not be detected.

We may enter into a potential business combination with a target that does not meet our general criteria and guidelines for mergers or acquisitions and, as a result, the business combination may not be as successful.

Although Novume has identified general criteria and guidelines for evaluating prospective target businesses for merger or acquisition, it is possible that a target business with which we enter into a potential business combination will not have all of these positive attributes. If Novume completes a potential business combination with a target that does not meet some or all of these guidelines, such combination may not be as successful as a combination with a business that does meet all of the general criteria and guidelines.

Resources could be wasted in researching acquisitions that are not completed, which could materially adversely affect subsequent attempts to locate and acquire or merge with another business.

Novume anticipates that the investigation of each specific target business and the negotiation, drafting and execution of relevant agreements, disclosure documents and other instruments will require substantial management time and attention and substantial costs for accountants, attorneys and others. If we decide not to complete a potential business combination, the costs incurred up to that point for the proposed transaction likely would not be recoverable. Furthermore, if we reach an agreement relating to a specific target business, we may fail to complete a potential business combination for any number of reasons including those beyond our control. Any such event will result in a loss to us of the related costs incurred which could materially adversely affect subsequent attempts to locate and acquire or merge with another business.

Novume may seek investment opportunities in industries outside of our management’s area of expertise.

Novume intends to focus on target businesses in industries that complement its management team’s backgrounds including consulting for the procurement of government contracts. However, we may also pursue acquisition opportunities in other markets. Although our management will endeavor to evaluate the risks inherent in any particular business combination candidate, we cannot provide assurance that we will adequately ascertain or assess all of the significant risk factors.

Novume’s strategy of growth through acquisitions could harm our business.

It is our intent to continue to grow through strategic acquisitions. Successful integration of newly acquired target companies may place a significant burden on our management and internal resources. The diversion of management’s attention and any difficulties encountered in the transition and integration processes could harm our business, financial condition and operating results. In addition, we may be unable to execute our acquisition strategy, resulting in under-utilized resources and a failure to achieve anticipated growth. Novume’s operating results and financial condition will be adversely affected if we are unable to achieve, or achieve on a timely basis, cost savings or revenue opportunities from any future acquisitions, or incur unforeseen costs and expenses or experience unexpected operating difficulties from the integration of acquired businesses.

Novume’s ability to successfully effect potential business combinations and to be successful thereafter depends significantly on the efforts of our key personnel. The loss of key personnel could negatively impact the operations and profitability of our post-combination business.

Novume’s ability to successfully effect business combinations depends on the efforts of key personnel whose roles cannot currently be ascertained. Although it is likely that key personnel will remain in senior management or advisory positions following a business combination, it is possible that some or all of the key personnel in our combined or newly acquired businesses will not remain in place. While Novume intends to closely scrutinize any individuals we engage after a business combination, we cannot provide assurance that our assessment of these individuals will prove to be correct. These individuals may be unfamiliar with the requirements of operating a company regulated by the SEC, which could cause Novume to have to expend time and resources helping them become familiar with such requirements and take time away from oversight of its operations. Officers and directors of an acquisition candidate may also resign upon completion of a potential business combination. The departure of a potential business combination target’s key personnel could negatively impact the operations and profitability of our post-combination business. The role of an acquisition candidate’s key personnel upon the completion of a potential business combination cannot be ascertained at this time.

Novume may have a limited ability to assess the management of a prospective target business and, as a result, may effect a potential business combination with a target business whose management may not have the skills, qualifications or abilities to manage a growing company.

When evaluating the desirability of effecting a potential business combination with a prospective target business, Novume’s ability to assess the target business’s management may be limited due to a limited period of personal exposure or a lack of necessary resources or information. Our assessment of the capabilities of the target’s management, therefore, may prove to be incorrect and such management may lack the skills, qualifications or abilities that we anticipated. Should the target’s management not possess the skills, qualifications or abilities necessary to properly manage the company, the operations and profitability of the post-combination business may be negatively impacted. Accordingly, any stockholders who choose to remain stockholders following the business combination could suffer a reduction in the value of their shares.

Novume may issue additional notes or other debt securities, or otherwise incur substantial additional debt, to complete a business combination, which may adversely affect Novume’s leverage and financial condition and thus negatively impact the value of our stockholders’ investment in us.

The anticipated cash needs of Novume’s business could change significantly as we pursue and complete business acquisitions, if our business plans change, if economic conditions change from those currently prevailing or from those now anticipated, or if other unexpected circumstances arise that may have a material effect on the cash flow or profitability of our business. If we require additional capital resources to grow our business, either internally or through acquisition, we may seek to secure debt financing. We may not be able to obtain financing arrangements in amounts or on terms acceptable to us in the future.

In connection with the acquisition of Firestorm, on January 25, 2017, KSI issued, and Novume has now assumed, four five-year promissory notes, as follows: Lancer Financial Group, Inc., in the amount of $500,000, Suzanne Loughlin, in the amount of $166,666, Harry Rhulen, in the amount of $166,666, and James W. Satterfield, in the amount of $166,666. Although we have no commitments as of the date of this statement to issue any additional notes or other debt securities, or to otherwise incur additional outstanding debt, we may choose to incur substantial debt to complete one or more other business combinations. The incurrence of debt could have a variety of negative effects, including:

● default and foreclosure on our assets if our operating revenues are insufficient to repay our debt obligations;

● acceleration of our obligations to repay the indebtedness even if it makes all principal and interest payments when due if it breaches certain covenants that require the maintenance of certain financial ratios or reserves without a waiver or renegotiation of that covenant;

● our immediate payment of all principal and accrued interest, if any, if the debt security is payable on demand;

● our inability to obtain necessary additional financing if the debt security contains covenants restricting its ability to obtain such financing while the debt security is outstanding;

● increased vulnerability to adverse changes in general economic, industry and competitive conditions and adverse changes in government regulation; and

● limitations on our ability to borrow additional amounts for expenses, capital expenditures, acquisitions, debt service requirements, execution of our strategy and other purposes and other disadvantages compared to competitors who have less debt.

Novume may attempt to simultaneously complete business combinations with multiple prospective targets, which may hinder our ability to complete a business combination and give rise to increased costs and risks that could negatively impact our operations and profitability.

In our attempts to simultaneously acquire several businesses that are owned by different sellers, we may need each of such sellers to agree that its purchase of its business is contingent on the simultaneous closings of the other business combinations. With multiple business combinations, we could also face additional risks, including additional burdens and costs with respect to possible multiple negotiations and due diligence investigations (if there are multiple sellers) and the additional risks associated with the subsequent assimilation of the operations and services or products of the acquired companies in a single operating business. If we are unable to adequately address these risks, it could negatively impact our profitability and results of operations.

Novume faces aggressive competition that can impact our ability to obtain contracts and therefore affect our future revenues and growth prospects.

Novume’s business areas are highly competitive, and we compete with larger companies that have greater name recognition and financial resources, as well as independent sole-proprietors who sell themselves as having comparable services or products.

The markets in which we and our subsidiaries operate are characterized by rapidly changing technology, and the needs of our clients change and evolve regularly. Accordingly, our success depends on our (and our subsidiaries’) ability to develop products, services and solutions that address these changing needs of their clients, and to provide people, products and technology needed to deliver these products, services and solutions. To remain competitive, we must consistently provide superior service, products, technology and performance on a cost-effective basis to our clients. Our competitors may be able to provide clients with different or greater capabilities or technologies or better contract terms than we can provide, including technical qualifications, past contract experience, geographic presence, price and the availability of qualified professional personnel. Additionally, we anticipate that larger or new competitors or alliances among competitors may emerge which may adversely affect our ability to compete for new contracts.

The U.S. government may adopt new contract rules and regulations or revise its procurement practices in a manner adverse to us at any time.

Many businesses, including those in the GovCon industry, have experienced, and we expect will continue to experience, significant changes to business practices as a result of an increased focus on affordability, efficiencies and recovery of costs, among other items. U.S. government agencies may face restrictions or pressure regarding the type and amount of services that they may obtain from private contractors. Legislation, regulations and initiatives dealing with procurement reform, mitigation of potential conflicts of interest, deterrence of fraud, and environmental responsibility or sustainability, as well as any resulting shifts in the buying practices of U.S. government agencies, such as increased usage of fixed-price contracts, multiple award contracts and small business set-aside contracts, could have adverse effects on government contractors and the business development services we provide. Any of these changes could impair our ability to obtain new support contracts or renew our existing contracts when those contracts are recompleted. Any new contracting requirements or procurement methods could be costly or administratively difficult for us to implement and could adversely affect its future revenues, profitability and prospects, or alternatively may reduce the need for government contractors to acquire our services.

Technology improvements and disruptions could diminish the need for Novume’s traditional services.

Based on recent technological developments, the market for consultants has diminished and may continue to diminish. Some companies are beginning to use the Internet to advertise for different services, including experts for sale, anonymous authors to complete certain proposal sections for an “introductory fee,” and even buying entire proposals on-line, sometimes from overseas vendors. The market trend seems to be that these relatively unknown and unproven competitors are offering similar types of services at extremely low prices. If this continues, the demand for traditional consulting services may diminish, which may adversely affect our revenues, results of operations and financial condition.

The spending cuts imposed by the Budget Control Act of 2011 (“BCA”) could impact Novume’s operating results and profit.

The U.S. government continues to focus on developing and implementing spending, tax, and other initiatives to stimulate the economy, create jobs, and reduce the deficit. One of these initiatives, the BCA, imposed constraints around U.S. government spending. In an attempt to balance decisions regarding defense, homeland security, and other federal spending priorities, the BCA imposed spending caps that contain approximately $487 billion in reductions to the Department of Defense base budgets over a seven-year period (to 2021). Additionally, the BCA triggered an automatic sequestration process, effective March 1, 2013, that would have reduced planned defense spending by an additional $500 billion over a nine-year period that began in the U.S. government’s 2013 fiscal year.

The Bipartisan Budget Act of 2013 (“BBA 2013”) passed by Congress in December 2013 alleviated some budget cuts that would have otherwise been instituted through sequestration in the U.S. government’s 2014 and 2015 fiscal years. On November 2, 2015, President Obama signed into law the Bipartisan Budget Act of 2015 (“BBA 2015”). BBA 2015 raises the limit on the U.S. government’s debt until March 2017 and raises the sequester caps imposed by the BCA by $80 billion, split equally between defense and non-defense spending over the next two years ($50 billion in the U.S. government’s 2016 fiscal year and $30 billion in the U.S. government’s 2017 fiscal year).

On December 18, 2015, the President signed into law the Consolidated Appropriations Act of 2016, funding the government through September 30, 2016 and on February 9, 2016, the President submitted a budget proposal for the U.S. government’s 2017 fiscal year, consistent with BBA 2015 funding levels. BBA 2015 includes discretionary funding for Department of Defense of approximately $580 billion in the U.S. government’s 2016 fiscal year and $583 billion in the U.S. government’s 2017 fiscal year. This funding includes a base budget for the Department of Defense of approximately $521 billion in the U.S. government’s 2016 fiscal year and $524 billion in the U.S. government’s 2017 fiscal year. BBA 2015 also provides approximately $59 billion for Department of Defense Overseas Contingency Operations (OCO) spending in each of the U.S. government’s 2016 and 2017 fiscal years.

While BBA 2013 and BBA 2015 (collectively, the “Bipartisan Budget Acts”), taken together, increased discretionary spending limits through the U.S. government’s 2017 fiscal year, the Bipartisan Budget Acts retained sequestration cuts for the U.S. government’s 2018 through 2021 fiscal years, including the across-the-board spending reduction methodology provided for in the BCA. As a result, there remains uncertainty regarding how, or if, sequestration cuts will be applied in the U.S. government’s 2018 fiscal year and beyond. Department of Defense and other agencies may have significantly less flexibility in how to apply budget cuts in future years. While the defense budget sustained the largest single reductions under the BCA, other civil agencies and programs have also been impacted by significant spending reductions. In light of the BCA and deficit reduction pressures, and the recent change in administrations, it is likely that discretionary spending by the U.S. government will remain constrained for a number of years.

In September of 2017, the House and Senate passed a continuing resolution which funds the government through December 8, 2017. The debt limit was also temporarily suspended through December 8, 2017. Permanent appropriations bills are currently under consideration by committees in the House and Senate. The House is working off of a total funding level that would significantly increase defense spending and slightly reduce non-defense spending compared to last year, while the Senate has adopted unofficial guidance that has an overall spending level that is the same as FY 2017 but with different allocations within that total. If an annual appropriations bill is not enacted for the U.S. government’s 2018 fiscal year or beyond, the U.S. government may operate under a continuing resolution, abating RFP processes, restricting new contract or program starts and government slowdowns, or even shutdowns, could arise. The new administration has signaled an intent to increase U.S. government defense, homeland security and infrastructure spending and to decrease spending in other areas such as housing, foreign assistance and environmental programs, however, there is no guarantee these changes will take place. Novume anticipates there will continue to be significant debate within the U.S. government over spending throughout the budget appropriations process for the U.S. government’s 2018 fiscal year and beyond. The outcome of these debates and the volume of RFPs issued by the U.S. government could have long-term impacts for our industry and for us, including that we may not have sufficient resources to handle any increase in demand for services.

Since we generate most of our revenues from clients that bid on contracts with U.S. government agencies, our operating results could be adversely affected by spending caps or changes in the budgetary priorities of the U.S. government, as well as by delays in RFP processes, program starts or the award of contracts or task orders under contracts.

Consolidation of Novume’s client base could lead to less demand for our services.

AOC Key Solutions has witnessed a variety of transactions impacting its client base: CACI acquired L-3’s National Security Solutions business unit for $550 million; Harris Corporation acquired Exelis, Inc. for $4.7 billion; Science Applications International Corporation (“SAIC”) acquired Scitor Corporation from Leonard Green Partners for $790 million; The Carlyle Group acquired Novetta Solutions from Arlington Capital; and Computer Sciences Corporation (“CSC”) split its public sector business from its commercial and international business (the public sector business then merged with SRA International to form CSRA, Inc. the largest professional services firm to the U.S. government). This consolidation of AOC Key Solutions’s client base could lead to less demand for its services.

Due to the competitive process to obtain contracts and an increase in bid protests, Novume may be unable to achieve or sustain revenue growth and profitability.

Novume expects that a majority of the business that AOC Key Solutions seeks in the foreseeable future will be under service agreements awarded to clients through a competitive bidding process, including Indefinite Delivery/Indefinite Quantity (“ID/IQ”) contracts. The U.S. government has increasingly relied on contracts that are subject to a competitive bidding process, which has resulted in greater competition and increased pricing pressure. As a result, there is a tendency for it to place undue emphasis on low price over technical merit when selecting contractors. This in turn can result in the U.S. government contracts market attracting extremely low-priced competitors who see certain consulting products and services as mere “commodities” and price accordingly. Government contractors may decide that they can prepare their bid responses with internal resources and not engage outside organizations to assist this process.

The competitive bidding process involves substantial costs and a number of risks, including significant cost and managerial time to prepare bids and proposals for contracts that may not be awarded to AOC Key Solutions’s clients, and therefore puts our reputation at risk and may affect our future contracts with these clients, or that may be awarded but for which our customers do not receive meaningful task orders which might make them less likely to bid for additional task orders. For support contracts awarded to AOC Key Solutions, we also face the risk of inaccurately estimating the resources and costs that will be required to fulfill these engagements, which also could impact its reputation and the likelihood of getting additional engagements for capture and proposal support.

A reduction in national or global economic activity, and, specifically a reduction of economic activity in the key industries in which we provide services, may harm our business and financial condition.

The demand for our services, in particular our staffing services, is highly dependent upon the state of the economy and upon the staffing needs of the our clients. Global is particularly dependent on the U.S. aerospace and defense industry. Its key strength and revenue driver is the provision of experienced, specialized personnel in this sector. The U.S. aerospace and defense sector has experienced growth in 2016 and 2017 (to date), but there is no assurance that such growth will be sustained. If government military spending declines or if the commercial aerospace subsector experiences a downturn, or both, there may be a reduced need for Global’s staffing services and Global’s operational results may be adversely affected. This, in turn, could adversely affect Novume’s operational results and financial condition.

AOC Key Solutions’s business is directly tied to the success of its government contracting clients, which are increasingly reliant on ID/IQ contracts. ID/IQ contracts are not firm orders for services, and we may generate limited or no revenue from these contracts which could adversely affect its operating performance.

ID/IQ contracts are typically awarded to multiple contractors, and the award of an ID/IQ contract does not represent a firm order for services. Generally, under an ID/IQ contract, the government is not obligated to order a minimum of services or supplies from its contractor, irrespective of the total estimated contract value. In effect, an ID/IQ award acts as a “hunting license,” permitting a contractor to bid on task orders issued under the ID/IQ contract, but not guaranteeing the award of individual task orders. Following an award under a multi-award ID/IQ program, the customer develops requirements for task orders that are competitively bid against all of the contract awardees. However, many contracts also permit the U.S. government to direct work to a specific contractor. Novume’s clients may not win new task orders under these contracts for various reasons, including price, past performance and responsiveness, among others. We support our government contractor clients both when they compete to get the umbrella ID/IQ contract and subsequently when Novume helps the winners of those contracts compete for individual tasks. The proposals for both of these stages can be relatively brief and require quick turn-arounds, thus potentially reducing some opportunities to be awarded significant turn-key engagements. While it is possible that the increased importance of winning the umbrella ID/IQ contract will prompt clients to hire outside firms to prepare their proposals, it is also likely that government contractors will decide to prepare ID/IQ proposals without the assistance from outside experts.

Increased reliance on task order responses as the preferred method of proposal submission may significantly and adversely affect Novume’s future revenues, cash flow and financial results.

The U.S. government sometimes makes use of abbreviated (miniature) submissions to a solicitation by requiring a task order response rather than a full proposal, especially for ID/IQ contracts. Task Order Responses (TORs) as a rule tend to be relatively brief and have a short response period (often 10 days). These reduced page counts and shorter response times reduce the need for Novume’s traditional services, and if TORs become more of a standard for the U.S. government, this could adversely impact Novume’s operations, cash flow and financial results.

Novume’s business could be negatively impacted by cyber and other security threats or disruptions.

Novume and our subsidiaries face various cyber and other security threats, including attempts to gain unauthorized access to sensitive information and networks; insider threats; threats to the safety of our directors, officers and employees; threats to the security of our facilities and infrastructure; and threats from terrorist acts or other acts of aggression. Clients and partners (including subcontractors and joint ventures) face similar threats. Although we use various procedures and controls to monitor and mitigate the risk of these threats, there can be no assurance that these procedures and controls will be sufficient. These threats could lead to losses of sensitive information or capabilities, harm to personnel, infrastructure or products, and/or damage to our reputation as well as its partners’ ability to perform.

Cyber threats are evolving and include, but are not limited to, malicious software, destructive malware, attempts to gain unauthorized access to data, disruption or denial of service attacks, and other electronic security breaches that could lead to disruptions in mission critical systems, unauthorized release of confidential, personal or otherwise protected information (ours or that of our employees, customers or partners), and corruption of data, networks or systems. In addition, Novume could be impacted by cyber threats or other disruptions or vulnerabilities found in products we use or in our partners’ or customers’ systems that are used in connection with Novume’s business. These threats, if not prevented or effectively mitigated, could damage our reputation, require remedial actions and lead to loss of business, regulatory actions, potential liability and financial losses.

Novume provides services to various customers (commercial and occasionally government) who also face cyber threats. Novume’s services may themselves be subject to cyber threats and/or they may not be able to detect or deter threats, or effectively to mitigate resulting losses. These losses could adversely affect our customers and us.

The impact of these factors is difficult to predict, but one or more of them could result in the loss of information or capabilities, harm to individuals or property, damage to our reputation, loss of business, regulatory actions and potential liability, any one of which could have a material adverse effect on our financial position, results of operations and/or cash flows.

USE OF PROCEEDS

The Selling Securityholders will receive all of the proceeds from the resale of the Shares that may be sold using this Reoffer Prospectus. We will not receive any of the proceeds from the resale of these Shares.

SELLING SECURITYHOLDERS

This Reoffer Prospectus relates to the reoffer and resale of 927,074 Shares by the Selling Securityholders named below, who have or may acquire such Shares upon the vesting (if applicable) and proper exercise of Novume Options. The Selling Securityholders may resell all, a portion or none of such Shares from time to time.

The Selling Securityholders include, among others, such persons who, prior to the Mergers, were named executive officers, directors or significant employees of KSI or Brekford, or who are otherwise directors or officers of the Company or its subsidiaries. In connection with the Mergers, the holders of KSI Options granted to such holders under the KSI 2016 Plan received Novume Options under our 2017 Plan. Similarly, holders of Brekford Options granted to such holders under Brekford’s 2008 Plan received Novume Options under our 2017 Plan. We note that two former directors of Brekford, Mssrs. West and Ellis, who are named below as Selling Securityholders, are not now providing services to the Company but were otherwise entitled to receive Novume Options in consideration for the Mergers. Awards under the 2017 Plan are available only to persons providing services to Novume, as described therein; accordingly, Mssrs. West and Ellis each received the Novume Options were not granted outside of the 2017 Plan, pursuant to certain Non-Qualified Stock Option Grant Agreements dated September 27, 2017.

The following table sets forth, with respect to each Selling Securityholder, based upon information available to us as of October 6, 2017 (1) the number of shares of our Common Stock beneficially owned as of such date; (2) the number of Shares that may be sold pursuant to this Reoffer Prospectus (i.e., the number of shares underlying all Awards granted to such Selling Securityholder under the 2017 Plan); and (3) the number and percent of the 14,308,784 outstanding shares of our Common Stock as of October 6, 2017 beneficially owned by such Selling Securityholder after the offering, assuming the sale by such Selling Securityholder of all of such Selling Securityholder’s Shares. The outstanding number does not include any shares of treasury stock.

			Shares of Common Stock Beneficially Owned after Offering (2)
Name of Selling Securityholder	Shares of Common Stock Beneficially Owned Prior to Offering (1)	Shares of Common Stock to be Sold	Number	Percent
Harry Rhulen	526,043(3)	155,195(4)	526,043	3.6%
Carl Kumpf	19,399(5)	174,595(6)	-	*
Riaz Latifullah	72,748(7)	174,595(8)	-	*
Suzanne Loughlin	526,043(3)	155,195(9)	526,043	3.6%
Paul de Bary	48,499(10)	48,499(10)	-	*
Glenn Goord	48,499(11)	48,499(11)	-	*
Christine Harada	48,499(12)	48,499(12)	-	*
James Satterfield	526,043(3)	96,997(13)	526,043	3.7%
Robert West	35,053(14)	15,000(15)	20,053	*
Steve Ellis	10,333(16)	10,000(17)	333	*

 * Less than 1%

(1) The number of shares beneficially owned is determined under rules promulgated by the SEC and includes (i) outstanding shares of Common Stock and (ii) options to purchase Common Stock that have vested or will vest within 60 days of October 6, 2017.

(2) Assumes (i) that all shares of Common Stock registered hereunder are sold, and (ii) total issued and outstanding shares of Common Stock of 14,308,784.

(3) Represents 315,625 outstanding shares of Common Stock, and 105,209 shares of Common Stock issuable upon the exercise of outstanding warrants to purchase shares of Common Stock at $2.5774 per share, and 105,209 shares of Common Stock issuable upon exercise of outstanding warrants to purchase shares of Common Stock at $3.6084 per share. This figure does not include 155,195 Shares issuable upon the exercise of Novume Options granted under the 2017 Plan that have not vested and may not vest within 60 days of October 6, 2017.

(4) Represents Shares underlying Novume Options exercisable at a price of $1.5464 per share, granted under the 2017 Plan. These Novume Options were received by the holder in exchange for KSI Options previously granted under the KSI 2016 Plan in connection with his employment as President of KSI. Mr. Rhulen’s employment agreement with KSI was assumed by Novume upon consummation of the Mergers, and he now serves as President of Novume. The Novume Options vest in 24 successive monthly installments beginning on the first anniversary of January 25, 2017, which was the original grant date of the KSI Options.

(5) Represents Shares underlying Novume Options exercisable at a price of $1.6753 per share, granted under the 2017 Plan. These Novume Options were issued to Mr. Kumpf in connection with his employment as Chief Financial Officer of the Company. This figure does not include 155,196 shares of our Common Stock underlying Novume Options granted under the 2017 Plan that have not yet vested and may not vest within 60 days of October 6, 2017.

(6) Represents Shares underlying Novume Options exercisable at a price of $1.6753 per share, granted under the 2017 Plan. The options began vesting on August 28, 2017 and will continue to vest in equal monthly installments over the following 36 months. The options were issued to Mr. Kumpf in connection with his employment as Chief Financial Officer of the Company.

(7) Represents Shares underlying Novume Options exercisable at a price of $1.4176 per share, granted under the 2017 Plan. This figure does not include 101,847 shares of our Common Stock underlying Novume Options granted under the 2017 Plan that have not yet vested and may not vest within 60 days of October 6, 2017.

(8) Represents Novume Options exercisable at a price of $1.4176 per share, granted under the 2017 Plan. These Novume Options were received by the holder in exchange for KSI Options previously granted under the KSI 2016 Plan in connection with his employment as Chief Financial Officer of KSI. Mr. Latifullah’s employment agreement with KSI was assumed, and amended and restated, by Novume upon consummation of the Mergers. He now serves as Executive Vice President, Corporate Development, of Novume. The Novume Options vest in 24 successive monthly installments beginning on March 1, 2017, which was the original vesting start date of the KSI Options.

(9) Represents Shares underlying Novume Options exercisable at a price of $1.5464 per share, granted under the 2017 Plan. These Novume Options were received by the holder in exchange for options previously granted under the KSI 2016 Plan in connection with her employment as General Counsel and Chief Administrative Officer of KSI. Ms. Loughlin’s employment agreement with KSI was assumed by Novume upon consummation of the Mergers, and she now serves as General Counsel and Chief Administrative Officer of Novume. The Novume Options vest in 24 successive monthly installments beginning on the first anniversary of January 25, 2017, which was the original grant date of the KSI Options.

(10) Represents Shares underlying fully-vested Novume Options exercisable at a price of $1.5464 per share, granted under the 2017 Plan. These Novume Options were received by the holder in exchange for options previously granted under the KSI 2016 Plan in connection with his being a director of KSI. Mr. de Bary is now a director of Novume.

(11) Represents Shares underlying fully-vested Novume Options exercisable at a price of $1.2887 per share, granted under the 2017 Plan. These Novume Options were received by the holder in exchange for options previously granted under the KSI 2016 Plan in connection with his being a director of KSI. Mr. Goord is now a director of Novume.

(12) Represents Shares underlying fully-vested Novume Options exercisable at a price of $1.6753 per share, granted under the 2017 Plan. Ms. Harada is a director of Novume.

(13) Represents Shares underlying Novume Options exercisable at a price of $1.5464 per share, granted under the 2017 Plan. These Novume Options were received by the holder in exchange for KSI Options previously granted under the KSI 2016 Plan in connection with his employment as President and Chief Executive Officer of Firestorm Solutions, LLC and Firestorm Franchising, LLC prior to the Mergers. Mr. Satterfield continues to serve in such capacity after the Mergers. The Novume Options vest in 24 successive monthly installments beginning on the first anniversary of January 25, 2017, which was the original grant date of the KSI Options.

(14) Includes (i) 20,053 outstanding shares of Common Stock; (ii) 5,000 Shares underlying Novume Options with a strike price of $3.00 per share, expiring December 31, 2017; (iii) 5,000 Shares underlying Novume Options with a strike price of $3.60 per share, expiring February 28, 2018; and (iv) 5,000 Shares underlying Novume Options with a strike price of $1.80 per share, expiring December 31, 2017. The Novume Options were received by the holder in exchange for Brekford Options previously granted under the Brekford 2008 Plan in connection with his membership on Brekford’s board of directors prior to the Mergers. Mr. West is no longer a director of Brekford.

(15) Represents (i) 5,000 Shares underlying Novume Options with a strike price of $3.00 per share, expiring December 31, 2017; (ii) 5,000 Shares underlying Novume Options with a strike price of $3.60 per share, expiring February 28, 2018; and (iii) 5,000 Shares underlying Novume Options with a strike price of $1.80 per share, expiring December 31, 2017. The Novume Options were received by the holder in exchange for Brekford Options previously granted under the Brekford 2008 Plan in connection with his membership on Brekford’s board of directors prior to the Mergers. Mr. West is no longer a director of Brekford.

(16) Includes (i) 333 outstanding shares of Common Stock; (ii) 5,000 Shares underlying Novume Options with a strike price of $3.60 per share, expiring February 28, 2018; and (iii) 5,000 Shares underlying Novume Options with a strike price of $1.80 per share, expiring December 31, 2017. The Novume Options were received by the holder in exchange for Brekford Options previously granted under the Brekford 2008 Plan in connection with his membership on Brekford’s board of directors prior to the Mergers. Mr. Ellis is no longer a director of Brekford.

(17) Represents (i) 5,000 Shares underlying Novume Options with a strike price of $3.60 per share, expiring February 28, 2018; and (ii) 5,000 Shares underlying Novume Options with a strike price of $1.80 per share expiring December 31, 2017. The Novume Options were received by the holder in exchange for Brekford Options previously granted under the Brekford 2008 Plan in connection with his membership on Brekford’s board of directors prior to the Mergers. Mr. Ellis is no longer a director of Brekford.

PLAN OF DISTRIBUTION

The Selling Securityholders, and any of their pledgees, donees, transferees, assignees and successors-in-interest may, from time to time, sell any or all of the Shares covered by this Reoffer Prospectus on any stock exchange, market or trading facility on which our Shares of Common Stock are traded or in private transactions. Registration of the securities covered by this Reoffer Prospectus does not mean, however, that those securities will necessarily be offered or sold. Any such sales may be at fixed or negotiated prices. We will pay all fees and expenses incurred in connection with the registration of the Shares, and we will pay any brokerage or underwriting commissions or discounts or other expenses relating to the sale of the Shares.  The payments of such expenses and other costs will be deemed as income to the Selling Securityholders.

The Selling Securityholders may sell the securities separately or together using any one or more of the following methods:

●
ordinary brokerage transactions and transactions in which th broker-dealer solicits investors;
●
block trades in which the broker-dealer will attempt to sell the Shares as agent but may position and resell a portion of the block as principal to facilitate the transaction;
●
purchases by a broker-dealer as principal and resale by the broker-dealer for its own account;
●
an exchange distribution in accordance with the rules of the applicable exchange;
●
privately negotiated transactions;
●
to cover short sales;
●
broker-dealers may agree with the Selling Securityholders to sell a specified number of Shares at a stipulated price per share;
●
a combination of any of such methods of sale; and
●
any other method permitted by applicable law.

The Selling Securityholders may also sell Shares under Rule 144, if any such sale is eligible under the safe harbor, rather than under our Reoffer Prospectus.

Unless otherwise prohibited, the Selling Securityholders may enter into hedging transactions with broker-dealers or other financial institutions in connection with distributions of the Shares or otherwise. In such transactions, broker- dealers or financial institutions may engage in short sales of the Shares in the course of hedging the position they assume with a Selling Securityholder. The Selling Securityholders may also engage in short sales, puts and calls, forward-exchange contracts, collars and other transactions in our securities and may sell or deliver Shares in connection with these trades. If a Selling Securityholder sells Shares short, he or she may redeliver the Shares to close out such short positions. The Selling Securityholders may also enter into option or other transactions with broker-dealers or financial institutions which require the delivery to the broker-dealer or the financial institution of the Shares. The broker-dealer or financial institution may then resell or otherwise transfer such Shares pursuant to this Reoffer Prospectus. In addition, the Selling Securityholder may loan his or her Shares to broker-dealers or financial institutions who are counterparties to hedging transactions and the broker-dealers, financial institutions or counterparties may sell the borrowed Shares into the public market. A Selling Securityholder may also pledge Shares to his or her brokers or financial institutions and under the margin loan the broker or financial institution may, from time to time, offer and sell the pledged Shares. To our knowledge, no Selling Securityholder has entered into any agreements, understandings or arrangements with any underwriters, broker-dealers or financial institutions regarding the sale of his or her Shares other than ordinary course brokerage arrangements, nor are we aware of any underwriter or coordinating broker acting in connection with the proposed sale of Shares by a Selling Securityholder.

The Selling Securityholders and any broker-dealers or agents that are involved in the sale and distribution of the Shares may be deemed to be “underwriters” within the meaning of the Securities Act in connection with such sales. In such event, any commissions received by such broker-dealers or agents and any profit on the resale of the Shares purchased by them may be deemed to be underwriting commissions or discounts under the Securities Act. Discounts, concessions, commissions and similar selling expenses, if any, that can be attributed to the sale of the Shares will be paid by the Selling Securityholder and/or the purchasers.

The Selling Securityholders and any other person participating in such distribution will be subject to applicable provisions of the Exchange Act, and the rules and regulations thereunder, including, without limitation, Regulation M of the Exchange Act, which may limit the timing of purchases and sales of any of the Shares by the Selling Securityholders and any other participating person. Regulation M may also restrict the ability of any person engaged in the distribution of the Shares to engage in market-making activities with respect to the Shares. All of the foregoing may affect the marketability of the Shares and the ability of any person or entity to engage in market-making activities with respect to the Shares.

We have advised the Selling Securityholders that, at the time a resale of the Shares is made by or on behalf of a Selling Securityholder, a copy of this reoffer prospectus is to be delivered.

LEGAL MATTERS

Crowell & Moring LLP, Washington, D.C., counsel to Novume, will issue a legal opinion concerning the validity of the securities offered hereby.  Additional legal matters may be passed on for us, or any underwriters, dealers or agents, by counsel we will name in the applicable prospectus supplement.

EXPERTS

The consolidated financial statements of Brekford as of December 31, 2016 and December 31, 2015, and for each of the two years in the period ended December 31, 2015, incorporated by reference in this Reoffer Prospectus by reference to our Prospectus (the “Merger Prospectus”) filed on August 4, 2017 pursuant to Rule 424(b) under the Securities Act relating to the Registration Statement on Form S-4, as amended (Registration No. 333-216014), have been so included in reliance on the reports of independent registered public accounting firms, BD & Company, Inc. (“BD & Company”) during fiscal year 2016 and Stegman & Company during fiscal year 2015, given on the authority of said firms as experts in auditing and accounting.

BD & Company, independent registered public accounting firm, has audited the consolidated financial statements of KSI and its subsidiaries as of and for each of the years ended December 31, 2016 and 2015, as set forth in their report. Novume has incorporated by reference to the Merger Prospectus the consolidated financial statements of KSI and its subsidiaries in reliance on BD & Company’s report, given on their authority as experts in accounting and auditing.

BD & Company, independent auditors, has audited the combined financial statements of Firestorm as of and for the years ended December 31, 2016 and 2015, as set forth in their report. Novume has incorporated by reference to the Merger Prospectus the combined financial statements of Firestorm in reliance on BD & Company’s report, given on their authority as experts in accounting and auditing.

Such consolidated financial statements are incorporated herein by reference in reliance upon such reports given on the authority of such firms as experts in accounting and auditing.

WHERE YOU CAN FIND MORE INFORMATION

We file annual, quarterly and current reports, proxy statements and other information with the SEC. You may read and copy any document we file at the SEC’s Public Reference Room at 100 F Street, N.E., Washington, D.C. 20549. You can request copies of these documents by writing to the SEC and paying a fee for the copying cost. Please call the SEC at 1-800-SEC-0330 for more information about the operation of the public reference room. The SEC also maintains an Internet site that contains reports, proxy and information statements, and other information regarding issuers, like us, who file electronically with the SEC. The address of the site is http://www.sec.gov.

In addition, we maintain a website that contains information, including copies of reports, proxy statements and other information we file with the SEC. The address of our website is www.novume.com. Information contained on our website or that can be accessed through our website does not constitute a part of this Reoffer Prospectus.

INFORMATION INCORPORATED BY REFERENCE

The SEC allows us to incorporate by reference the information we file with it, which means that we can disclose important information to you by referring you to another document that we have filed separately with the SEC. You should read the information incorporated by reference because it is an important part of this Reoffer Prospectus. We incorporate by reference the following information or documents that we have filed with the SEC (excluding those portions of any Form 8-K that are not deemed “filed” pursuant to the General Instructions of Form 8-K):

(a)
Prospectus filed on August 4, 2017 pursuant to Rule 424(b) under the Securities Act relating to the Registration Statement on Form S-4, as amended (Registration No. 333-216014), which contains audited financial statements for the Company’s latest fiscal year for which such statements have been filed;
(b)
Quarterly Report on Form 10-Q for the fiscal quarter ended June 30, 2017, as filed with the SEC on August 15, 2017;
(c)
Current Reports on Form 8-K, as filed with the SEC on August 25, 2017, August 29, 2017, September 20, 2017, September 22, 2017, October 3, 2017 and October 4, 2017; and
(d)
The description of the terms, rights and provisions applicable to the Common Stock of Novume Solutions, Inc. contained in the Registration Statement No. 001-35419 on Form 8-A, filed with the SEC on August 29, 2017.

All reports and other documents we subsequently file pursuant to Section 13(a), 13(c), 14 or 15(d) of the Exchange Act prior to the termination of this offering, including all such documents we may file with the SEC after the date of the initial Registration Statement and prior to the effectiveness of the Registration Statement, but excluding any information furnished to, rather than filed with, the SEC, will also be incorporated by reference into this Reoffer Prospectus and deemed to be part of this Reoffer Prospectus from the date of the filing of such reports and documents.

Any statement contained in any document incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Reoffer Prospectus to the extent that a statement contained in this Reoffer Prospectus or any prospectus supplement modifies or supersedes such statement. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Reoffer Prospectus.

We will provide without charge to each person, including any beneficial owner, to whom this Reoffer Prospectus is delivered, upon written or oral request, a copy of any or all documents that are incorporated by reference into this Reoffer Prospectus, but not delivered with the prospectus, other than exhibits to such documents unless such exhibits are specifically incorporated by reference into the documents that this Reoffer Prospectus incorporates. You should direct written requests to:  Novume Solutions, Inc., 14420 Albemarle Point Place, Suite 200, Chantilly, VA, 20151, (703) 953-3838, Attn: General Counsel.

Part II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3. Incorporation of Documents by Reference.

The following documents filed by the Company with the SEC are incorporated by reference, as of their respective dates, in this Registration Statement:

(a)
Prospectus filed on August 4, 2017 pursuant to Rule 424(b) under the Securities Act relating to the Registration Statement on Form S-4, as amended (Registration No. 333-216014), which contains audited financial statements for the Company’s latest fiscal year for which such statements have been filed;
(b)
Quarterly Report on Form 10-Q for the fiscal quarter ended June 30, 2017, as filed with the SEC on August 15, 2017;
(c)
Current Reports on Form 8-K, as filed with the SEC on August 25, 2017, August 29, 2017, September 20, 2017, September 22, 2017, October 3, 2017 and October 4, 2017; and
(d)
The description of the terms, rights and provisions applicable to the Common Stock of Novume Solutions, Inc. contained in the Registration Statement No. 001-35419 on Form 8-A, filed with the SEC on August 29, 2017.

All documents subsequently filed by the Company pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Securities Exchange Act of 1934, as amended, prior to the filing of a post-effective amendment to this Registration Statement, which indicates that all securities offered have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference in this Registration Statement and are a part hereof from the date of filing of such documents.

You can request a copy of these documents, including exhibits, at no cost, by writing or telephoning us at the following address:

Novume Solutions, Inc.
14420 Albemarle Point Place, Suite 200,
Chantilly, VA, 20151
(703) 953-3838
Attn: General Counsel

Any statement contained in a document incorporated or deemed incorporated by reference in this Registration Statement shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.

Item 4. Description of Securities.

Not applicable.

Item 5. Interests of Named Experts and Counsel.

Not applicable.

Item 6. Indemnification of Directors and Officers.

Section 145 of the Delaware General Corporation Law (“DGCL”) authorizes a court to award, or a corporation’s board of directors to grant, indemnity to directors and officers under certain circumstances and subject to certain limitations. The terms of Section 145 of the DGCL are sufficiently broad to permit indemnification under certain circumstances for liabilities, including reimbursement of expenses incurred, arising under the Securities Act.

As permitted by the DGCL, the Company’s Amended and Restated Certificate of Incorporation, effective as of August 21, 2017 (the “Certificate of Incorporation”), contains provisions that eliminate the personal liability of its directors for monetary damages for any breach of fiduciary duties as a director, except liability for the following:

● any breach of the director’s duty of loyalty to the Company or its stockholders;

● acts or omissions not in good faith or that involve intentional misconduct or a knowing violation of law;

● under Section 174 of the DGCL (regarding unlawful dividends and stock purchases); or

● any transaction from which the director derived an improper personal benefit.

As permitted by the DGCL, the Company’s Certificate of Incorporation and Bylaws both provide that:

● the Company is required to indemnify its directors and officers to the fullest extent permitted by the DGCL, subject to very limited exceptions;

● the Company may indemnify its other employees and agents as set forth in the DGCL;

● the Company is required to advance expenses, as incurred, to its directors and officers in connection with a legal proceeding to the fullest extent permitted by the DGCL, subject to very limited exceptions; and

● the rights conferred in the Certificate of Incorporation are not exclusive.

At present, there is no pending litigation or proceeding involving a director, executive officer, or employee of the Company regarding which indemnification is sought. The indemnification provisions in the Certificate of Incorporation and Bylaws may be sufficiently broad to permit indemnification of our directors and executive officers for liabilities arising under the Securities Act.

We have directors’ and officers’ liability insurance for our directors and officers.

See also the undertakings set out in response to Item 9 of this Registration Statement.

Item 7. Exemption from Registration Claimed.

                      Not applicable.

Item 8. Exhibits.

The following exhibits are filed as part of this Registration Statement. Certain of the following exhibits have been previously filed with the SEC and are incorporated herein by reference from the document described in parentheses. Certain others are filed herewith.

ExhibitNo.	Description of Document

4.1
Certificate of Incorporation of Novume Solutions, Inc., as filed with the Secretary of State of the State of Delaware on February 6, 2017 (Previously filed as Exhibit 3.1 to the Registration Statement on Form S-4 (Reg. No.: 333-216014) as filed with the SEC on February 10, 2017.)

4.2
Amended and Restated Certificate of Incorporation of Novume Solutions, Inc., as filed with the Secretary of State of the State of Delaware on August 21, 2017 (Previously filed as Exhibit 3.1 to the Current Report on Form 8-K filed by the Company with the SEC on August 25, 2017).

4.3
Certificate of Designations of Series A Cumulative Convertible Redeemable Preferred Stock, as filed with the Secretary of State of the State of Delaware on August 21, 2017 (Previously filed as Exhibit 4.1 to the Current Report on Form 8-K filed by the Company with the SEC on August 25, 2017).

4.4
Form of Certificate of Designations of Series B Cumulative Convertible Redeemable Preferred Stock, as filed with the Secretary of State of the State of Delaware on August 21, 2017 (Previously filed as Exhibit 4.2 to the Current Report on Form 8-K filed by the Company with the SEC on September 22, 2017).

4.5	Bylaws of Novume Solutions, Inc. (Previously filed as Exhibit 3.4 to the Registration Statement on Form S-4 (Reg. No.: 333-216014) as filed with the SEC on February 10, 2017.)

4.6
Amended and Restated Bylaws of Novume Solutions, Inc., as adopted on August 24, 2017 (Previously filed as Exhibit 3.2 to the Current Report on Form 8-K filed by the Company with the SEC on August 25, 2017).

4.7*	2017 Equity Award Plan of Novume Solutions, Inc.

4.8*	Non-Qualified Stock Option Agreement by and between the Novume Solutions, Inc., and Steve Ellis, dated September 27, 2017 (2015 Options)

4.9
Non-Qualified Stock Option Agreement by and between the Novume Solutions, Inc., and Steve Ellis, dated September 27, 2017 (2016 Options) (Previously filed as Exhibit 10.6 to the Current Report on Form 8-K filed by the Company with the SEC on October 3, 2017)

4.10
Non-Qualified Stock Option Agreement by and between the Novume Solutions, Inc., and Robert West, dated September 27, 2017 (2014 Options) (Previously filed as Exhibit 10.7 to the Current Report on Form 8-K filed by the Company with the SEC on October 3, 2017)

4.11*	Non-Qualified Stock Option Agreement by and between the Novume Solutions, Inc., and Robert West, dated September 27, 2017 (2015 Options)

4.12
Non-Qualified Stock Option Agreement by and between the Novume Solutions, Inc., and Robert West, dated September 27, 2017 (2016 Options) (Previously filed as Exhibit 10.8 to the Current Report on Form 8-K filed by the Company with the SEC on October 3, 2017)

5.1*	Legal Opinion of Crowell and Moring LLP

23.1*	Consent of BD & Company, Inc.

23.2*	Consent of BD & Company, Inc.

23.3*	Consent of Stegman & Company, Inc.

23.4*	Consent of Crowell & Moring LLP (included in the opinion filed herewith as Exhibit 5.1)

24*	Power of Attorney (included on signature page of this Registration Statement).

* Filed herewith.

Item 9. Undertakings.

A. The undersigned registrant hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(a) To include any prospectus required by Section 10(a)(3) of the Securities Act;

(b) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement; and

(c) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;
Provided, however, that paragraphs (A)(1)(a) and (A)(1)(b) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Commission by the registrant pursuant to Section 13 or 15(d) of the Exchange Act that are incorporated by reference in the registration statement.

(2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

B. The undersigned registrant hereby undertakes that, for purposes of determining liability under the Securities Act, each filing of the registrant’s annual report pursuant to Section 13(a) or 15(d) of the Exchange Act that is incorporated by reference in this registration statement shall be deemed a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

C. Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the Company certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the city of Chantilly, Virginia on this 6th day of October, 2017.

NOVUME SOLUTIONS, INC.

By:	/s/ Robert A. Berman
Robert A. Berman,
Chief Executive Officer (Principal Executive Officer)

KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Robert A. Berman his/her true and lawful attorney-in-fact and agent with full power of substitution and re-substitution, for him/her and in his/her name, place and stead, in any and all capacities to sign any or all amendments (including, without limitation, post-effective amendments) to this Registration Statement, any related Registration Statement filed pursuant to Rule 462 under the Securities Act of 1933 and any or all pre- or post-effective amendments thereto, and to file the same, with all exhibits thereto, and all other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorney-in-fact and agent, full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully for all intents and purposes as he or she might or could do in person, hereby ratifying and confirming that said attorney-in-fact and agent, or any substitute or substitutes for him, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, as amended, this Registration Statement has been signed by the following persons in the capacities and on the date indicated.

Signature	Title	Date
/s/ Robert A. Berman	Chief Executive Officer (Principal Executive Officer), Director	October 6, 2017
Robert A. Berman

/s/ Carl Kumpf	Chief Financial Officer (Principal Financial and Accounting Officer)	October 6, 2017
Carl Kumpf

/s/ James McCarthy	Chairman of the Board of Directors	October 6, 2017
James McCarthy

/s/ Paul de Bary	Director	October 6, 2017
Paul de Bary

/s/ Richard Nathan	Director	October 6, 2017
Richard Nathan

/s/ Christine Harada	Director	October 6, 2017
Christine Harada

/s/ Glenn Goord	Director	October 6, 2017
Glenn Goord